Exhibit 10.55

February 3, 2014

To:	Herbalife Ltd.
990 West 190th Street
Torrance, CA 90502
Attn: Richard Caloca
Telephone: (310) 851-2300

From:	[Insert Dealer name and address]

Re:	Issuer Forward Repurchase Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the Transaction entered into between [Insert Dealer name] (“Dealer”) and Herbalife Ltd. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. The Transaction is a Share Forward Transaction.

Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of February 7, 2014 between Counterparty and Union Bank, N.A., as trustee (the “Indenture”) relating to the $1 billion principal amount of 2.00% convertible senior notes due August 15, 2019 (the “Convertible Notes”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. References herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 8(b).

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule, except for the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty with a “Threshold Amount” of USD 100.0 million and with the phrase “, or becoming capable at such time of being declared,” deleted from Section 5(a)(vi)(1) of the Agreement, and with the elections set forth in this Confirmation). The Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Equity Definitions or the Agreement, this Confirmation shall govern.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	February 3, 2014

Effective Date:	February 7, 2014, subject to cancellation of the Transaction as provided in Section 8(b) “Early Unwind,” below.

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common shares, $0.001 par value, of Counterparty (Ticker Symbol: “HLF”).

Number of Shares:	Initially [ ] Shares, as reduced on each Valuation Date by the Daily Number of Shares for such Valuation Date.

Daily Number of Shares:	(a) For any Valuation Date occurring prior to the first day of the Final Valuation Period, the number of Shares specified by Dealer in the related Settlement Notice (as defined below under “Valuation Dates”) and (b) for each Valuation Date occurring on or after the Final Valuation Period Start Date, the lesser of (i) the Final Period Daily Number and (ii) the Number of Shares on such Valuation Date; provided that (x) if a Market Disruption Event occurs on any Valuation Date in the Final Valuation Period and Calculation Agent determines that such Valuation Date is a Disrupted Day only in part, the Calculation Agent will reduce the Daily Number of Shares for such Valuation Date and shall designate one or more additional Valuation Dates at the end of the Final Valuation Period as the Valuation Date(s) for the remaining Daily Number of Shares and (y) Dealer may increase the Daily Number of Shares on any Valuation Date during the Final Valuation Period by delivery of a Settlement Notice specifying the additional Daily Number of Shares for such Valuation Date to Counterparty. For the avoidance of doubt, the aggregate of the Daily Number of Shares for all Valuation Dates shall equal the initial Number of Shares; and provided further that, if the final Settlement Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, then Dealer shall have the right to elect that the Final Disruption Date shall be considered the final Settlement Date. “Final Disruption Date” means (x) with respect to any Valuation Date occurring on or after the Final Valuation Period Start Date, the eighth Scheduled Trading Day immediately following the Maturity Date (as defined in the Indenture) and (y) with respect to any other Valuation Date, the eighth Scheduled Trading Day immediately following such Valuation Date.

Final Period Daily Number:	[ ] Shares

Prepayment:	Applicable

Prepayment Amount:	$[ ]

Prepayment Date:	The Effective Date; provided that no cancellation of the Transaction has occurred as provided in Section 8(b) hereof.

Variable Obligation:	Not Applicable

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer. Upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Settlement Terms:

Physical Settlement:	Applicable. In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for each Valuation Date on the related Settlement Date. Section 9.11 of the Equity Definitions shall be amended by excluding any representations therein to the extent relating to restrictions, obligations, limitations or requirements under applicable securities or other laws or otherwise arising as a result of the fact that Counterparty is the Issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form (and/or by delivery of a Share transfer form to Counterparty or its transfer agent, as applicable) representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Valuation Dates:	(a) Any Exchange Business Day following the Effective Date designated by Dealer as a Valuation Date in a written notice (a “Settlement Notice”) to Counterparty, which notice shall specify the Daily Number of Shares for such Valuation Date and (b) each Exchange Business Day in the Final Valuation Period that is not a Disrupted Day in full.

Final Valuation Period:	The period of consecutive Exchange Business Days equal in number to (i) the Number of Shares as of the Final Valuation Period Start Date divided by (ii) the Final Period Daily Number, beginning with, and including, the Final Valuation Period Start Date (or, if such date is not an Exchange Business Day, the next following Exchange Business Day).

Final Valuation Period Start Date:	The 27th Scheduled Trading Day (as defined in the Indenture) immediately preceding the Maturity Date (as defined in the Indenture).

Settlement Date:	With respect to each Valuation Date, the date that is one Settlement Cycle following such Valuation Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion and in good faith, based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Date(s) affected by it.

Dividends:

Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the relevant Dividend Amount on each Dividend Payment Date.

Dividend Amount:	(a) 100% of any cash dividend or distribution per Share declared by Counterparty and paid to holders of Shares the ex-dividend date for which occurs during the period from, and including, the Effective Date to, but excluding, the final Valuation Date, multiplied by (b) the Number of Shares on such ex-dividend date (after giving effect to any reduction on such ex-dividend date, if such ex-dividend date is a Valuation Date).

Dividend Payment Date:	Each date that is five Exchange Business Days after the date on which the relevant Dividend Amount is paid or distributed by Counterparty to holders of Shares.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, any dividend or distribution of the type described in Sections 11.2(e)(i) or 11.2(e)(ii)(A) of the Equity Definitions, the Calculation Agent shall make a proportional adjustment to the Number of Shares to reflect such dividend or distribution.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:	In addition to, and without limitation of, Section 12.2 of the Equity Definitions, if, in connection with any Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of the Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, the United Kingdom, the Republic of Ireland or the Cayman Islands or (ii) the counterparty to the Transaction following such Merger Event will not be a corporation or will not be the Issuer of the relevant Shares following such Merger Event (after giving effect to the provisions of this Confirmation in respect thereof, as determined by the Calculation Agent), then Cancellation and Payment may apply at Dealer’s sole election. In addition, if the consideration for the Shares includes (or, at the option of a holder of the Shares, may include) shares of an entity or person that is organized under the laws of the United Kingdom or the Republic of Ireland and the Calculation Agent determines, in its sole discretion, that (A)(x) treating such shares as “Reference Property” (as defined in the Indenture) or (y) Cancellation and Payment not applying to the Transaction with respect to such Merger Event, in either case of clause (x) or clause (y), will have a material adverse effect on any combination of the following: Dealer’s rights or obligations in respect of the Transaction, on its hedging activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing, and (B) Dealer cannot promptly avoid the occurrence of each such material adverse effect by amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments) then Cancellation and Payment may apply at Dealer’s sole election.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), as determined by Dealer in its sole discretion

Share-for-Combined:	Component Adjustment or Cancellation and Payment (Calculation Agent Determination), as determined by Dealer in its sole discretion

Tender Offer:	Applicable

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. In addition, (i) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by by deleting subsection (v) thereof in its entirety and replacing it with “(v) in the case of Insolvency, the date of (A) the institution of a proceeding or presentation of a petition or the passing of a resolution (or the convening of a meeting to pass a resolution or the proposing of a written resolution) that leads to Insolvency within the meaning of subsection (A) of the definition thereof, (B) the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to the Insolvency or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer” and (ii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(A)” after “means” in the first line thereof and replacing “(A)” and “(B)” in the third and fourth lines thereof with “(1)” and “(2)” respectively, (2) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, (3) inserting at the end of renumbered subsection (2) thereof the following wording, “or, under the laws of the Cayman Islands, any other impediment to or restriction on the transfer of any Share arises or becomes applicable including, without limitation, where (x) any transfer of a Share or alteration of the status of the members of the Issuer would be void unless a court of the Cayman Islands orders otherwise or (y) any transfer of a Share not being a transfer with the sanction of a liquidator, and any alteration in the status of the Issuer’s members would be void” and (4) deleting the semi-colon at the end of renumbered subsection (2) thereof and inserting the following words therefor “or (B) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date or in another commercially reasonable manner (it being understood that such party need not take any action that does not meet the Avoidance Criteria)”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. “Avoidance Criteria” means, with respect to an action, as determined by the Calculation Agent in good faith, that (i) such action is legal and complies with all applicable regulations, rules (including by self-regulatory organizations) and policies, (ii) if such party is to establish one or more alternative Hedge Positions, there is sufficient liquidity in those alternative Hedge Positions available for that Hedging Party to hedge and (iii) by taking such action, there would not be a material risk that such Hedging Party would incur, any one or more of an increased performance cost, increased hedging cost or increased capital charges.

Insolvency Filing:	Applicable.

Failure to Deliver:	Applicable.

Hedging Disruption:

Applicable, subject to the limitations and other provisions set forth in Section 8(c) below; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following three sentences at the end of such Section:

“Such inability described in phrases (A) or (B) above shall not constitute a “Hedging Disruption” if such inability results solely from the Hedging Party’s creditworthiness or financial position. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that, (i) such increased cost described in Section 12.9(a)(vi) of the Equity Definitions shall not constitute an “Increased Cost of Hedging” if such increased cost results solely from the Hedging Party’s creditworthiness or financial position and (ii) the Hedging Party will use good faith efforts to avoid such increased cost (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Determining Party:	For all Additional Disruption Events and Extraordinary Events, Dealer. Upon receipt of written request from Counterparty, the Determining Party shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a)	Account for payments to Counterparty:

HSBC-HLF Stock Option

SWIFT: MRMDUS33

Account #: 001846884

Address: 660 S. Figueroa Street, Suite 800

Los Angeles, CA 90017

Account for delivery of Shares to Counterparty:

ComputerShare

520 Pike Street, Suite 1220

Seattle, WA 98101

(b)	Account for payments to Dealer:

[Insert Dealer account information]

4. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: [        ]

5. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Herbalife Ltd.

990 West 190th Street

Torrance, CA 90502

Attn: Richard Caloca

Telephone: (310) 851-2300

With a copy to:

Herbalife Ltd.

800 Olympic Blvd.

Suite 406

Los Angeles, CA 90015

Attn: Jim Berklas

(b)	Address for notices or communications to Dealer:

[Insert Dealer contact information]

6. Representations, Warranties and Agreements.

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) (A) On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and (B) on the Effective Date, Counterparty shall deliver to Dealer a solvency certificate with respect to Dealer signed by an authorized officer of Counterparty certifying the solvency of Counterparty as of the Trade Date and as of the Effective Date (after giving effect to Counterparty’s payment of amounts required to be paid by Counterparty on such date under the Transaction and the other transactions described under “Use of Proceeds” in the offering memorandum related to the offering of the Convertible Notes), which solvency certificate is reasonably satisfactory to Dealer.

(iv) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On and immediately after each of the Trade Date and the Prepayment Date, (A) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (B) Counterparty would be able to purchase the Shares with an aggregate purchase price equal to the Premium in compliance with the laws of the jurisdiction of Counterparty’s incorporation and Counterparty’s constitutional documents and (C) for the purposes of Cayman Islands law, Counterparty is able to pay its debts.

(vii) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

(viii) (A) On the Trade Date, (B) on each day during the period from, and including, the 27th Scheduled Trading Day immediately preceding the Maturity Date (as defined in the Indenture) to, and including, the 25th VWAP Trading Day (as defined in the Indenture) thereafter (the “Final Observation Period”), (C) on each day during any “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) applicable to the Relevant Convertible Notes, (D) on each Valuation Date and (E) on each day during any Early Termination Period (as defined below), neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares other than, for the avoidance of doubt, the forward transactions described under “Use of Proceeds” in the offering memorandum related to the offering of the Convertible Notes (the “Specified Share Forwards”); unless, solely in the case of clauses (C), (D) or (E) above (and solely to the extent that a binding agreement to effect such purchase activity during the relevant “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) or Early Termination Period or on the relevant Valuation Date, as applicable, had been entered into prior to notice of such period to Counterparty (whether under the Indenture or from Dealer, as applicable)), Counterparty has provided written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the relevant purchase activity not later than the Scheduled Trading Day immediately preceding the first day on which such purchase activity will occur; provided that (I) Counterparty shall provide written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the end of such purchase activity not later than the last day of such purchase activity, (II) Counterparty acknowledges and agrees that any notice under this Section 6(a)(viii) may result in a Regulatory Disruption or Excess Ownership Position (as defined below but with the reference to “9%” in clause (1) of the definition thereof replaced with a reference to “5%”, a “Relevant Excess Ownership Position”) to the extent the relevant purchase activity coincides with any period referred to in clauses (C), (D) or (E) above and (III) the Calculation Agent may make a corresponding adjustment in respect of any one or more of the terms relevant to the exercise, settlement or payment of the Options (including, for the avoidance of doubt, a postponement or extension pursuant to Section 8(d)) to the extent necessary to preserve the fair value of the Options to Dealer after taking into account such Regulatory Disruption or Relevant Excess Ownership Position (as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of such Regulatory Disruption or Relevant Excess Ownership Position); provided further that (a) this Section 6(a)(viii) shall not limit Counterparty’s ability (or the ability of any “affiliate” or “affiliated purchaser” of Counterparty), (i) pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions; (ii) to withhold shares to cover exercise price and/or tax liabilities associated with such equity transactions; or (iii) to grant Shares and options to “affiliates” or “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliates or affiliated purchasers to acquire such Shares or options, in connection with Counterparty’s compensatory plans for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, so long as, in the case of clause (i), (ii) or (iii) of this proviso, any such re-acquisition, withholding, grant, acquisition or other purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) and (b) Counterparty or such “affiliate” or “affiliated purchaser” may purchase Shares in privately negotiated (off-market) transactions that do not, directly or indirectly, involve purchases on the Exchange and are not “Rule 10b-18 purchases” (as defined in Rule 10b-18), in each case without Dealer’s consent.

(ix) (A) (i) On the Trade Date, (ii) on each day during the Final Observation Period, (iii) on each day during any “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) applicable to the Relevant Convertible Notes, (iv) on each Valuation Date and (v) in the event an Early Termination Date is designated with respect to the Transaction or a portion thereof or the Transaction or a portion thereof is cancelled pursuant to Article 12 of the Equity Definitions, in either case, on each day during a period starting on or about such Early Termination Date as reasonably determined by Dealer and notified to Counterparty (an “Early Termination Period”), in each case, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) (determined, for the avoidance of doubt, after giving effect to any applicable exceptions set forth in Sections 101(b) and 102(b) of Regulation M) and (B), without limiting the generality of the immediately preceding clause (A), Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b) and 102(b) of Regulation M, during (i) the period from, and including, the Trade Date to, and including, the second Exchange Business Day thereafter, (ii) the period comprised of the Final Observation Period and the period from, and including, the last day of the Final Observation Period to, and including, the second Exchange Business Day thereafter, (iii) the period comprised of any such Observation Period (other than the Final Observation Period) and the period from, and including, the last day of such Observation Period (other than the Final Observation Period) to, and including, the second Exchange Business Day thereafter, (iv) the period from, and including, any Valuation Date to, and including, the second Exchange Business Day thereafter or (v) the period comprised of any such Early Termination Period and the period from, and including, the last day of such Early Termination Period to, and including, the second Exchange Business Day thereafter, as applicable; unless, solely in the case of clauses (A)(iii), (A)(iv), (A)(v), (B)(iii), (B)(iv) or (B)(v) above (and solely to the extent that a binding agreement to effect the “distribution” that would give rise to the relevant “restricted period” during the relevant “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) or Early Termination Period or on the relevant Valuation Date, as applicable, had been entered into prior to notice of such period to Counterparty (whether under the Indenture or from Dealer, as applicable)), Counterparty has provided written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the relevant “restricted period” not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; provided that (I) Counterparty shall provide written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the end of such “restricted period” not later than the last day of such “restricted period”, (II) Counterparty acknowledges and agrees that any notice under this Section 6(a)(ix) may result in a Regulatory Disruption or Relevant Excess Ownership Position to the extent the relevant transaction coincides with any period referred to in the case of clauses (iii), (iv) or (v) above and (III) the Calculation Agent may make a corresponding adjustment in respect of any one or more of the terms relevant to the exercise, settlement or payment of the Options (including, for the avoidance of doubt, a postponement or extension pursuant to Section 8(d)) to the extent necessary to preserve the fair value of the Options to Dealer after taking into account such Regulatory Disruption or Relevant Excess Ownership Position (as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of such Regulatory Disruption or Relevant Excess Ownership Position).

(x) To Counterparty’s knowledge, based on due inquiry, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares (not including laws, rules, regulations or regulatory orders of any jurisdiction that are generally applicable to equity securities of U.S.-incorporated issuers that are listed on the Exchange solely as a result of Dealer’s and/or its affiliates’ activities, assets or business, other than Dealer’s hedging activities in connection with the Transaction) would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares in connection with the Transaction.

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(xii) Reserved.

(xiii) (A)(i) Counterparty understands that the Transaction is subject to complex risks, which it has duly considered and which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (ii) Counterparty has duly authorized its entry into the Transaction and such action does not violate any laws of its jurisdiction of incorporation, organization or residence; (iii) Counterparty has consulted with its legal, financial and accounting advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; and (iv) the board of directors of Counterparty (the “Board”) and/or any duly appointed committee of directors of Counterparty to which responsibility for approving and authorizing this Transaction has been duly delegated by the Board (the “Relevant Committee”) has concluded that the Transaction is suitable for Counterparty, for its commercial benefit and in its best interests, in light of its own investment objectives, financial condition and expertise. (B) The Transaction has been duly approved and authorized by the Board or the Relevant Committee after due consideration by the Board and/or the Relevant Committee of the matters.

(xiv) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1(a) of the Purchase Agreement between Issuer and Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and the other initial purchasers party thereto (the “Purchase Agreement”), are true and correct as of the respective dates as of which such representations and warranties are made thereunder and are hereby deemed to be repeated to Dealer as if set forth herein.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that Dealer is a “financial institution” and a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer opinions of counsel, from U.S. and Cayman Islands counsel to the Issuer, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Sections 6(a)(v) and 6(a)(xiii) of this Confirmation (replacing, solely for these purposes and solely with respect to Section 6(a)(xiii), the words “On the Trade Date and at all times until termination or earlier expiration of the Transaction” with the words “On the Trade Date”), subject to customary assumptions, qualifications and exceptions.

7. Matters Relating to Agent.

(a) In connection with the Transaction confirmed hereby, the Agent, a broker-dealer registered under the Exchange Act will be responsible for: (a) effecting the Transaction (though the Agent shall not be responsible for negotiating the terms of the Transaction), (b) issuing all required confirmations and statements to Counterparty relating to the Transaction, (c) as between Dealer and the Agent, extending or arranging for the extension of any credit to Counterparty in connection with the Transaction, (d) maintaining required books and records relating to the Transaction, (e) complying, to the extent applicable, with Rule 15c3-1 under the Exchange Act and (f) unless otherwise permitted under applicable law or applicable interpretations thereof, receiving, delivering and safeguarding funds and securities in compliance with Rule 15c3-3 under the Exchange Act.

(b) The Agent is acting hereunder solely in its capacity as agent (and not as principal or guarantor) in connection with the Transaction entered into between Counterparty and Dealer, pursuant to instructions received from Counterparty and Dealer, and shall have no responsibility or liability to Counterparty or Dealer arising from any failure by either of them to pay or perform any obligation hereunder. Each of Counterparty and Dealer acknowledges the foregoing and agrees that it will proceed solely against the other to collect or recover any funds or securities owing to it in connection with or arising from the Transaction. The Agent shall not be deemed to have endorsed or guaranteed the Transaction confirmed hereby and shall have no responsibility or liability to either Counterparty or Dealer except for gross negligence or willful misconduct in the performance of its duties as agent.

(c) Dealer is regulated by the Financial Services Authority and is a member of the London Stock Exchange, the Irish Stock Exchange, Virt-x and ISMA. Dealer has entered into the Transaction as principal. The time of the Transaction shall be notified to Counterparty upon request.

8. Other Provisions.

(a) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day, if, following such repurchase, the Notice Percentage as determined on such date is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares for the Transaction and the denominator of which is the number of Shares outstanding on such day.

Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, under other applicable securities laws, under any other state or federal law, regulation or regulatory order or otherwise, relating to or arising out of a failure by Counterparty to provide Dealer with a Repurchase Notice on the day and in the manner set forth above. Counterparty shall be relieved from liability under this indemnity resulting from an action to the extent that Counterparty both (i) has not received notice that such action has commenced within 60 calendar days thereof and (ii) is materially prejudiced as a result of not receiving such notice. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction and any assignment and/or delegation of the Transaction made pursuant to the Agreement and/or this Confirmation shall inure to the benefit of any permitted assignee of Dealer.

(b) Early Unwind. In the event the sale by Counterparty of the “Initial Securities” (as defined in the Purchase Agreement) is not consummated with the initial purchasers for any reason by the close of business in New York on February 7, 2014 (or such later date as agreed upon by the parties, which in no event shall be later than February 21, 2014) (February 7, 2014 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) following the payment or delivery, as applicable, referred to below, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date (other than under the indemnity under the second paragraph of Section 8(a)); provided that, except to the extent that the Early Unwind Date occurred as a result of a breach of the Purchase Agreement by Dealer (or its affiliate, as applicable) in its capacity as initial purchaser Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) or, at the election of Counterparty, deliver to Dealer (at the times, and in the amounts, reasonably requested by Dealer) Shares with a value equal to such amount, as commercially reasonably determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares (in which case, the Calculation Agent shall make any adjustment to the number of such Shares that is necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of such Shares in a private placement) (it being understood, for the avoidance of doubt, that Counterparty shall have the right to elect that an exempt, as opposed to registered, resale of such Shares shall apply in accordance with the requirements set forth herein); provided that, if Counterparty makes such election to deliver Shares, notwithstanding the foregoing, the number of Shares so delivered will not exceed a number of Shares equal to two multiplied by the Number of Shares (with such Number of Shares determined, for the avoidance of doubt, as if the relevant Convertible Notes had been issued).

(c) Transfer or Assignment. Dealer may transfer any of its rights or obligations under the Transaction with the prior written consent of Counterparty, such consent not to be unreasonably withheld; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (i) any of its affiliates (A) with a credit quality equivalent to Dealer or Dealer’s guarantor or (B) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or its relevant affiliate for similar transactions, by Dealer, an affiliate of Dealer with credit quality equivalent to Dealer or Dealer’s parent entity or other guarantor, or (ii) if an Excess Ownership Position (as defined below) or Hedging Disruption exists, but only to the extent of such Excess Ownership Position or to the extent such assignment would eliminate such Hedging Disruption, to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than A- by Standard and Poors Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. Dealer shall promptly notify Counterparty of any such assignment provided for above. If at any time at which (1) the Equity Percentage exceeds 9%, (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would, in Dealer’s reasonable judgment based on advice of counsel, give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), or (3) a Hedging Disruption has occurred and is continuing, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(d) Right to Extend. Dealer may, as Dealer determines appropriate in good faith, postpone or add, in whole or in part, any Valuation Date or Settlement Date or any other date of valuation or delivery by Dealer, in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares and the Daily Number of Shares with respect to any affected Valuation Date, to the extent Dealer determines, in its reasonable discretion based on advice of counsel in the case of the immediately following clause (ii), that such postponement or addition is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or the stock borrow market or other relevant market or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and the Transaction.

(e) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Article 12 of the Equity Definitions or pursuant to Section 6 of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency (as amended by this Confirmation), a Nationalization or a merger event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) an Insolvency Filing, (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control or (iv) the Bankruptcy of Counterparty. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant Article 12 of the Equity Definitions or Section 6 of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency or Nationalization, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency or Nationalization, as applicable. If such Insolvency or Nationalization involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities or other laws or otherwise arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(f) No Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(f)) or any other agreement between the parties to the contrary, each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(g) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(h) Payment by Counterparty. In the event that an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) after Counterparty’s payment of the Prepayment Amount in full and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero.

(i) Reserved.

(j) Staggered Settlement. If Dealer reasonably determines it is appropriate with respect to any applicable legal, regulatory or self-regulatory requirements (including any requirements relating to Dealer’s hedging activities with respect to the Transaction) or restrictions, or with related policies and procedures applicable to Dealer and the Transaction, and/or to avoid an Excess Ownership Position, Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares or Share Termination Delivery Units, as applicable, on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(k) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(l) Additional Termination Events. The occurrence of (x) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the Convertible Notes becoming or being declared immediately due and payable under the terms of Section 6.02(a) of the Indenture, or (y) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer.

(m) Governing Law; Jurisdiction. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(n) Waiver of Jury Trial. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF COUNTERPARTY OF ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p) Foreign Account Tax Compliance Act and HIRE Act. “Tax” and “Indemnifiable Tax” each as defined in Section 14 of the Agreement shall not include (i) any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any regulations issued thereunder or (ii) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. Counterparty shall promptly upon request by Dealer, provide tax forms and documents required to be delivered pursuant to Section 1471(b) or Section 1472(b)(1) of the Code and any other forms and documents reasonably requested by Dealer.

(q) ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. Parts I to III of the attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by the International Swaps and Derivatives Association Inc. on 19 July 2013 and available on the ISDA website (www.isda.org) (the “PDD Protocol”) are incorporated into and apply to the Agreement as if set out in full in the Agreement but with the following amendments and elections:

(i) The definition of “Adherence Letter” is deleted and references to “Adherence Letter”, “such party’s Adherence Letter” and “Adherence Letter of such party” are deemed to be references to this Section 8(q).

(ii) References to “Implementation Date” are deemed to be references to the Trade Date.

(iii) The definition of “Protocol” is deemed to be deleted.

(iv) The definitions of “Portfolio Data Sending Entity” and “Portfolio Data Receiving Entity” are replaced with the following:

“Portfolio Data Receiving Entity” means Counterparty, subject to Part I(2)(a) above.

“Portfolio Data Sending Entity” means Dealer, subject to Part I(2)(a) above.

(v) Local Business Days for the purposes of portfolio reconciliation and dispute resolution.

(A)	Dealer specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: London.

(B)	Counterparty specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: New York.

(vi) Contact details for the purposes of portfolio reconciliation and dispute resolution. Notwithstanding Section 5 above and unless otherwise agreed between the parties in writing, the following items shall be delivered to the respective parties as follows:

(A)	Notices to Dealer:

Portfolio Data:	[ ]

Notice of a discrepancy:	[ ]

Dispute Notice:	[ ]

(B)	Notices to Counterparty:

Portfolio Data:	richardc@herbalife.com

Notice of a discrepancy:	richardc@herbalife.com

Dispute Notice:	richardc@herbalife.com

Any notice given by email in accordance with this Section 8(q) will be deemed effective on the date it is delivered unless the date of that delivery (or attempted delivery) is not a Local Business Day (in respect of the receiving party) or, subject to Part I(1)(a)(iv) of the PDD Protocol, that communication is delivered (or attempted) after the close of business on a Local Business Day (in respect of the receiving party), in which case that communication will be deemed given and effective on the first following day that is a Local Business Day (in respect of the receiving party).

(vii) Use of a third party service provider. For the purposes of Part I(3)(b), Dealer and Counterparty confirm that they may use a third party service provider as may be separately agreed between them in writing from time to time.

[Signatures to follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

[DEALER]

By:
Name:
Title:

Confirmed as of the date first above written:

HERBALIFE LTD.

By:
Name:
Title: